Securities & Exchange Commission,
Washington, D.C.

AUTHOR’S CONSENT

I, GAO FENGLIN, Senior Engineer, of Jiangxi City, Jiangxi, China, do hereby consent to the use in this registration statement of Osprey Ventures, Inc. on Form SB-2 of my Report Of Exploration at Gao Feng Gold Property dated April 23, 2007, appearing in the prospectus, which is part of this Registration Statement. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

/s/           “Gao Fenglin”

Gao Fenglin, Senior Engineer

Jiangxi City, Jiangxi, China
August 15, 2007